Exhibit 99.1

                                                                                       NEWS Release

CONTACT:

Terry Balluck

+1 972 797 8751

terry.balluck@eds.com

FOR RELEASE: 3:05 P.M. CT, MONDAY, FEB. 7, 2005

EDS Reports Fourth Quarter and Full-Year 2004 Results

*	Fourth quarter pro forma EPS of 25 cents; reported EPS of 10 cents
*	Quarterly revenue at $5.25 billion; $20.6 billion for full year
*	Free cash flow at high end of guidance
*	Pro forma operating margin expands 2.8 percentage points in fourth quarter

PLANO, Texas - EDS today reported fourth quarter net income of $53 million, or 10 cents per share, versus a restated loss of $337 million, or 70 cents per share, in last year's fourth quarter.

Fourth quarter pro forma net income, which excludes restructuring charges, the reversal of a portion of a second quarter charge, discontinued operations and divestiture gains, was $130 million, or 25 cents per share.  Restated fourth quarter 2003 pro forma net income was $36 million, or 7 cents per share, excluding a write-down, restructuring charges and discontinued operations.

"EDS ended 2004 a fundamentally stronger and more stable company," said Chairman and CEO Mike Jordan.  "Our fourth quarter results demonstrate our continued focus on improving EDS' profitability and operational execution."

"While this focus will continue, EDS will now look toward growth driven by significant investment in new capabilities and market offerings," Jordan added.

EDS posted fourth quarter total revenue of $5.25 billion, down 5 percent from $5.5 billion in the year-ago quarter and in line with guidance.  Organic revenue, which excludes the impact of currency fluctuations, acquisitions and divestitures, declined by 8 percent.

Fourth quarter non-GM revenue decreased 5 percent to $4.73 billion (down 8 percent on an organic basis) versus the same period a year ago.  GM revenue decreased 6 percent versus the year-ago quarter to $515 million (down 8 percent in constant currency).

The company's pro forma operating margin improved by 2.8 percentage points to 5.3 percent in the quarter (6.8 percent excluding the Navy Marine Corps Intranet contract).  EDS ended 2004 with $3.3 billion in unrestricted cash and marketable securities on its balance sheet and liquidity of $4.4 billion.

Free cash flow in the quarter was $117 million, excluding the $522 million pay-down of the NMCI securitization facility, versus $387 million in the 2003 fourth quarter.   (See Note 2 to Summary of Consolidated Cash Flows for a discussion of free cash flow.)  The company noted fourth quarter 2004 free cash flow included the impact of a $260 million non-recurring tax-related payment in connection with EDS' 1996 split-off from GM.

EDS signed $3.8 billion in contracts in the fourth quarter versus $4.0 billion a year ago.  Signings for the full-year 2004 totaled $14.9 billion, up 13 percent from the 2003 total of $13.2 billion.  Both periods exclude UGS PLM Solutions, which was divested in the second quarter of 2004.

"While we improved our full-year signings and win-rates, our fourth quarter signings fell short of our target," said Jordan.  "However, we are off to a solid start in 2005 while continuing to be disciplined in our approach to contract signings."

Fourth quarter contract signings included an expansion of an IT outsourcing contract with Barclays Plc to include workplace management services. EDS partnered with Agility Alliance partner Xerox in this win.  Additionally, EDS signed key business process outsourcing (BPO)

contracts with the British Columbia Ministry of Provincial Revenue and the U.K. Ministry of Defence (MoD) Armed Forces Personnel Administration Agency (AFPAA).

EDS expects to generate additional momentum in the BPO market through the new human resources outsourcing joint venture with industry leader Towers Perrin. The new company, announced in late January and expected to begin operations by the end of the first quarter, will emerge with $600 million in annual revenue and more than 400 clients.

"EDS significantly improved its financial foundation in 2004," said Bob Swan, chief financial officer. "We continued to expand operating margins, driven primarily by cost competitiveness initiatives and stronger contract management. In addition, we bolstered our cash position and liquidity, and reduced our debt by nearly $2 billion in 2004.  In 2005, we will continue to focus on our core business while making the investments we need in our technology platform and infrastructure."

GAAP to Pro Forma Net Income Walk

EDS' pro forma fourth quarter net income of $130 million, or 25 cents per share, excludes:

*	the after-tax positive impact of $10 million, or 2 cents per share, from divestiture gains, primarily from an adjustment of the gain recognized on the sale of UGS PLM Solutions;
*	the after-tax positive impact of $10 million, or 2 cents per share, from an adjustment of the second quarter 2004 charge related to the termination of EDS' "other commercial contract;" and
*	the after-tax restructuring charge of $97 million, or 19 cents per share, to cover the company's U.S. early retirement offer and other cost competitiveness initiatives.

Pro forma net income in the 2003 fourth quarter of $36 million, or 7 cents per share, excluded a write-down of $559 million in deferred costs related to the NMCI program, $85 million of previously disclosed pre-tax restructuring charges and after-tax income from discontinued operations of $34 million.

Fourth Quarter Results by Geography/Market Segment

*

Americas: Fourth quarter revenue in the Americas was $2.2 billion, down 4 percent from the same period last year, reflecting growth in the financial services, transportation and communications industries offset by lower GM revenue and the termination of the "other commercial contract." Operating profit was $344 million, up 21 percent.

*

EMEA: Fourth quarter revenue was $1.4 billion, down 7 percent from the same period last year, as the loss of Inland Revenue was partially offset by growth in the region. Operating profit increased 20 percent to $231 million.

*	Asia: Revenue for the quarter declined 16 percent to $251 million, year over year. The region posted an operating loss of $12 million for the quarter.
*

U.S. Government: Revenue decreased by 25 percent to $684 million for the fourth quarter (down 8 percent, excluding NMCI from both periods) reflecting growth in the Federal business offset by state and local client run-off. The unit posted an operating profit of $5 million for the quarter ($70 million excluding NMCI).

*	A.T. Kearney: Revenue for the quarter was $193 million, down 10 percent from the fourth quarter 2003, resulting in an operating loss of $17 million.

(Note: All comparisons are in constant currency and exclude discontinued operations,  restructuring charges and the reversal of a portion of the "other commercial contract" charge. Geography/U.S. Government results exclude A.T. Kearney.)

Full-Year 2004 Results

For full-year 2004, EDS posted a profit of $158 million, or 32 cents per share, versus a loss last year of $1.70 billion, or $3.55 cents per share.

EDS' 2004 pro forma net income was $141 million, or 28 cents per share, excluding restructuring and "other commercial contract" charges, discontinued operations, divestiture gains and an asset impairment charge on the NMCI contract.

This compares to $131 million, or 27 cents per share, in 2003, which excluded the one-time cumulative accounting adjustment related to the adoption of EITF 00-21, restructuring and other charges, a cumulative accounting adjustment related to the adoption of SFAS 143, income from discontinued operations, divestiture gains and a deferred cost write-down on the NMCI contract.

Full-year 2004 revenue reached $20.6 billion, flat compared to 2003 (down 4 percent on an organic revenue basis), excluding UGS PLM Solutions.  Full-year 2004 free cash flow was $305 million, excluding the $522 million pay-down of the NMCI securitization facility, versus $230 million a year ago.  Excluding NMCI, full-year free cash flow was $728 million.

2005 Earnings Guidance/Outlook

"Our 2005 guidance reflects both the operational improvement we expect to achieve in our business as well as the impact of the additional investments for future growth we plan to make during the year," said Jordan. "The improvements in our underlying business give us the confidence to take these more assertive steps to implement our growth strategy."

EDS provided the following guidance for 2005.  The company currently expects:

*	Full-year revenue of $20 to $21 billion;
*	EPS of 50 to 60 cents; and
*	Full-year free cash flow of $500 to $700 million.

For the first quarter of 2005, EDS currently expects:

*	Total revenue of $4.8 to $5 billion; and
*	EPS of 0 to 5 cents.

EPS guidance does not include the impact of new accounting rules for expensing stock options, which EDS plans to adopt January 1, 2005, and anticipated changes in EDS' long-term incentive compensation strategy.  EDS intends to provide additional information for 2005 on February 22 in conjunction with its securities analyst meeting.

Conference Call

EDS' securities analysts conference call will be broadcast live on the Internet today at 4 p.m. Central time (5 p.m. Eastern).  To access the call and view related financial information, go to www.eds.com/call.  You will need Windows MediaPlayer or Real Player to listen to the call. If you are unable to listen during the live Webcast, the call will be archived for 30 days at www.eds.com/call.

About EDS

EDS provides a broad portfolio of business and technology solutions to help its clients worldwide improve their business performance. EDS' core portfolio comprises information-technology, applications and business process services, as well as information-technology transformation services. EDS' A.T. Kearney subsidiary is one of the world's leading high-value management consultancies. With more than $20 billion in annual revenue, EDS is ranked 87th on the Fortune 500. The company's stock is traded on the New York (NYSE: EDS) and London stock exchanges. Learn more at eds.com.

# # #

The statements in this press release that are not historical statements, including statements regarding expected earnings, revenue and free cash flow and the value of new business signed, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to, competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business; the degree to which third parties continue to outsource IT and business processes; the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S federal government clients, including our Navy Marine Corps Intranet contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit, to arrange new client supported financing transactions or similar facilities and continue to access existing facilities; the impact of rating agency actions on our ability to access capital and our cost of capital as well as the impact of such actions on our agreements that contain debt rating triggers; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our strategic reorganization and cost cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; our ability to attract and retain highly skilled personnel; a reduction in the carrying value of our assets; the impact of a bankruptcy or the financial difficulty of a significant client on the financial and other terms of our agreements with that client; the expiration or termination of a significant client contract, including our contract with GM; with respect to the funding of our pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; and fluctuations in foreign currency, exchange rates and interest rates. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
		(restated)
Revenues(1)	$ 5,249	$ 5,508	$ 20,623	$ 20,570

Costs and expenses
Cost of revenues(2)	4,535	5,520	18,910	19,051
Selling, general and administrative	422	411	1,647	1,605
Restructuring and other(3)	149	85	174	191
Total costs and expenses	5,106	6,016	20,731	20,847

Operating income (loss)	143	(508)	(108)	(277)

Other income (expense)	(51)	(79)	(280)	(266)
Income (loss) from continuing operations before income taxes	92	(587)	(388)	(543)
Provision (benefit) for income taxes	48	(216)	(93)	(186)
Income (loss) from continuing operations	44	(371)	(295)	(357)
Income from discontinued operations, net of income taxes(4)	9	34	453	91
Income (loss) before cumulative effect of changes in accounting principle	53	(337)	158	(266)
Cumulative effect on prior years of changes in accounting principles, net of income taxes(5)	-	-	-	(1,432)
Net income (loss)	$ 53	$ (337)	$ 158	$ (1,698)

Basic earnings per share of common stock(6)
Income (loss) from continuing operations	$ 0.08	$ (0.77)	$ (0.59)	$ (0.75)
Income from discontinued operations	0.02	0.07	0.91	0.19
Cumulative effect on prior years of changes in accounting principles	-	-	-	(2.99)
Net income (loss)	$ 0.10	$ (0.70)	$ 0.32	$ (3.55)
Diluted earnings per share of common stock(6)
Income (loss) from continuing operations	$ 0.08	$ (0.77)	$ (0.59)	$ (0.75)
Income from discontinued operations	0.02	0.07	0.91	0.19
Cumulative effect on prior years of changes in accounting principles	-	-	-	(2.99)
Net income (loss)	$ 0.10	$ (0.70)	$ 0.32	$ (3.55)

Weighted average number of shares outstanding
Basic	514	480	501	479
Diluted	523	480	501	479

Cash dividends per share	$ 0.05	$ 0.15	$ 0.40	$ 0.60

Refer to the following page for accompanying notes to the summary of results of operations and our Form 10-Q for the period ended September 30, 2004 for a discussion of the restatement of our quarterly results in 2003.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.

Revenues from base (non-GM) clients were $4,734 million and $4,961 million for the three months ended December 31, 2004 and 2003, respectively. Revenues from GM and its affiliates were $515 million and $547 million for the three months ended December 31, 2004 and 2003, respectively. Revenues from base clients were $18,661 million and $18,372 million for the years ended December 31, 2004 and 2003, respectively. Revenues from GM and its affiliates were $1,962 million and $2,198 million for the years ended December 31, 2004 and 2003, respectively.

2.

Cost of revenues for the year ended December 31, 2004 includes a $375 million pre-tax charge recognized in the third quarter related to the write-down of certain long-lived assets associated with the Navy Marine Corps Intranet ("NMCI") contract, and a $135 million pre-tax charge recognized in the second quarter related to the termination of a significant commercial contract. Cost of revenues for the three months and year ended December 31, 2004 also reflects reversals of a portion of the second quarter charge related to the commercial contract termination of $13 million and $30 million, respectively. Such credits were recognized in the third and fourth quarters, and were due to successful negotiations with certain vendors and a reduction in estimated severance costs. Cost of revenues for the three months and year ended December 31, 2003 includes the write-down of deferred costs of $559 million related to the NMCI contract. Cost of revenues for the year ended December 31, 2003 also includes a $98 million credit recognized in the second quarter reversing a portion of charges taken in 2002 related to the MCI bankruptcy.

3.

Restructuring and other for the three months and year ended December 31, 2004 includes restructuring charges of $152 million and $280 million, respectively. Restructuring and other for the year ended December 31, 2004 also includes a $35 million pre-tax gain related to the sale of the U.S. wireless clearing business and a $66 million pre-tax gain related to the sale of the Automotive Retail Group. Restructuring and other for the three months and year ended December 31, 2003 includes restructuring charges of $85 million and $246 million, respectively. Restructuring and other for the year ended December 31, 2003 also includes a pre-tax gain of $139 million related to the sale of the Credit Union Industry Group recognized in the third quarter, asset write-downs of $36 million recognized in the second quarter, and a $48 million one-time severance charge related to the Company's former Chairman and Chief Executive Officer recognized in the first quarter.

4.

Income from discontinued operations for the year ended December 31, 2004 primarily represents the net results of UGS PLM Solutions sold during the second quarter of 2004. Income from discontinued operations for the year ended December 31, 2004 also includes a gain on the sale of UGS PLM Solutions of $738 million ($433 million net of tax). Income from discontinued operations for the year ended December 31, 2003 includes the net results of UGS PLM Solutions, the Technology Solutions business sold during the fourth quarter of 2003 and the subscription fulfillment business sold during the second quarter of 2003.

5.

During the third quarter of 2003, the Company changed its accounting for multiple-element service contracts as a result of its adoption of the provisions of Emerging Issues Task Force ("EITF") 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, on a cumulative basis as of January 1, 2003. The cumulative effect of this accounting change on years prior to 2003 was a charge of $2.24 billion ($1.42 billion after tax) reflected in the first quarter of 2003. Results for the first two quarters of 2003 have been adjusted to reflect the retroactive adoption of the new accounting standard in those periods. During the first quarter of 2003, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations. The cumulative effect of SFAS No. 143 on years prior to 2003 was a charge of $25 million ($17 million after tax) reflected in the first quarter of 2003.

6.

Basic and diluted earnings (loss) per share of common stock was $0.25 for the three months ended December 31, 2004 after excluding the reversal of a portion of the charges related to the termination of a significant commercial contract (see Note 2), restructuring and other (see Note 3) and discontinued operations (see Note 4). Basic and diluted earnings per share of common stock was $0.07 for the three months ended December 31, 2003 after excluding charges related to the NMCI contract (Note 2), restructuring and other (see Note 3) and discontinued operations (see Note 4).

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$ 2,102	$ 2,197
Marketable securities	1,490	116
Accounts receivable, net	3,360	3,101
Prepaids and other	925	1,055
Deferred income taxes	602	108
Assets held for sale	-	1,539
Total current assets	8,479	8,116

Property and equipment, net	2,216	2,818
Deferred contract costs, net	708	870
Investments and other assets	916	1,051
Goodwill	3,657	3,472
Other intangible assets, net	904	1,231
Deferred income taxes	635	722
Total assets	$ 17,515	$ 18,280

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 534	$ 572
Accrued liabilities	2,991	3,244
Deferred revenue	1,062	1,079
Income taxes	58	50
Current portion of long-term debt and secured A/R facility	651	2,275
Liabilities held for sale	-	262
Total current liabilities	5,296	7,482

Pension benefit liability	1,112	1,116
Long-term debt, less current portion	3,175	3,488
Minority interests and other long-term liabilities	417	480
Shareholders' equity	7,515	5,714
Total liabilities and shareholders' equity	$ 17,515	$ 18,280

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net cash provided by operating activities(1)	$ 276	$ 520	$ 1,311	$ 1,386

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	305	400	954	548
Proceeds from investments and other assets	100	322	213	791
Proceeds related to divested assets and non-marketable equity investments	8	-	2,129	233
Payments for purchases of property and equipment	(161)	(132)	(659)	(703)
Payments for investments and other assets	(554)	(226)	(741)	(664)
Payments related to acquisitions, net of cash acquired, and non-marketable equity investments	(28)	-	(78)	11
Payments for purchases of software and other intangibles	(40)	(63)	(302)	(494)
Payments for purchases of marketable securities	(324)	(93)	(2,336)	(447)
Other	14	4	29	25
Net cash provided by (used) in investing activities	(680)	212	(791)	(700)

Cash Flows from Financing Activities
Proceeds from long-term debt and secured A/R facility	-	-	6	1,869
Payments on long-term debt and secured A/R facility	(547)	(993)	(561)	(1,312)
Net decrease in borrowings with original maturities less than 90 days	-	-	-	(235)
Capital lease payments	(40)	(38)	(167)	(120)
Proceeds from issuance of common stock	-	-	198	-
Employee stock transactions	33	11	76	47
Dividends paid	(26)	(72)	(200)	(287)
Other	-	(6)	(15)	(33)
Net cash used in financing activities	(580)	(1,098)	(663)	(71)
Effect of exchange rate changes on cash and cash equivalents	24	(10)	48	(60)
Net increase (decrease) in cash and cash equivalents	(960)	(376)	(95)	555
Cash and cash equivalents at beginning of period	3,062	2,573	2,197	1,642
Cash and cash equivalents at end of period	$ 2,102	$ 2,197	$ 2,102	$ 2,197

(1)   Depreciation and amortization and deferred cost charges were $408 million and $1,114 million for the three months ended December 31, 2004 and 2003, respectively. Depreciation and amortization and deferred cost charges were $1,905 million and $2,529 million for the year ended December 31, 2004 and 2003, respectively.

(2)   EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, net proceeds from divested assets, payments related to acquisitions, net of cash acquired, and other equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. During the second quarter of 2004, EDS sold UGS PLM Solutions. Due to the significance of this transaction, the calculation of free cash flows for such quarter was adjusted to exclude $14 million in transaction fees for that disposition paid during the quarter and include $85 million in cash generated through utilization of operating tax credits, predominantly related to 2004, to offset income tax associated with the disposition (such credits would otherwise have been available to offset future taxable income generated by operations). During the fourth quarter of 2004, the Company prepaid amounts outstanding under the NMCI contract securitization facility. Due to the significance of this transaction, the calculation of free cash flows for such quarter was adjusted to exclude the $522 million prepayment. Free cash flow is a non-GAAP measure and should be viewed together with the Summary of Consolidated Cash Flows. Free cash flow for the three months ended December 31, 2004 and 2003 reflects net cash provided by operating activities of $276 million and $520 million, respectively, less capital expenditures of $681 million and $133 million, respectively.